Exhibit 99

TI reports financial results for 3Q09

Conference call on TI web site at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (Oct. 19, 2009) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced third-quarter revenue of $2.88 billion, net income of $538 million and earnings per share (EPS) of $0.42.

“Our performance in the quarter exceeded our expectations and was led by a second consecutive quarter of 20-percent growth in Analog,” said Rich Templeton, TI chairman, president and CEO.  “We are encouraged with the strong sequential increase in demand for our products over the past two quarters as our customers are winding down their inventory corrections and have begun to increase production levels in their factories.  This revenue growth, combined with our early actions to pare costs so that we would not be dependent upon an uncertain rebound in the overall economy, has resulted in solid improvements in our profitability.

“Our balance sheet is strong and has allowed us to opportunistically make investments in Analog and Embedded Processing throughout this downturn that should provide returns for years to come.  For example, we are increasing our investments in manufacturing capacity to support higher levels of growth, including start-up of the world’s first facility to produce analog chips on 300-millimeter wafers.  Applying advanced manufacturing technology to analog at an attractive cost will give TI an opportunity to accelerate our strategy and extend our leadership.

“Although we still have much work to do, our progress has been good.”

3Q09 financial summary

Amounts are in millions of dollars, except per-share amounts.

	3Q09	3Q08	vs. 3Q08	2Q09	vs. 2Q09
Revenue:	$2880	$3387	-15%	$2457	17%
Operating profit:	$763	$746	2%	$343	122%
Net income:	$538	$563	-4%	$260	107%
Earnings per share:	$0.42	$0.43	-2%	$0.20	110%
Cash flow from operations:	$834	$1046	-20%	$557	50%

TI’s revenue declined 15 percent compared with the third quarter of 2008 and increased 17 percent compared with the second quarter of 2009.  The decline from a year ago was the result of declines across all segments, particularly the Wireless segment.  The increase from the prior quarter was due to growth in all segments, particularly the Analog segment.

Despite revenue that was $507 million lower compared with the year-ago quarter, TI’s operating profit grew $17 million primarily due to lower operating expenses, as well as lower manufacturing costs.  Operating profit increased $420 million compared with the second quarter primarily due to higher revenue and the associated gross profit.  Operating profit increased from the prior quarter in all segments.

3Q09 segment results

	3Q09	3Q08	vs. 3Q08	2Q09	vs. 2Q09	Note
Analog: Revenue	$1184	$1289	-8%	$983	20%	(1)
Operating profit	$306	$274	12%	$96	219%
Embedded Processing: Revenue	$393	$427	-8%	$350	12%	(2)
Operating profit	$75	$73	3%	$28	168%
Wireless: Revenue	$675	$915	-26%	$601	12%	(3)
Operating profit	$110	$155	-29%	$58	90%
Other: Revenue	$628	$756	-17%	$523	20%	(4)
Operating profit	$272	$244	11%	$161	69%

The product categories in each segment are as follows:
  Analog:  high-volume analog & logic, high-performance analog (includes data converters, amplifiers and interface products) and power management
  Embedded Processing:  DSPs and microcontrollers used in catalog, communications infrastructure and automotive applications
  Wireless:  DSPs and analog used in basebands for handsets, OMAP™ applications processors and connectivity products for wireless applications
  Other:  includes DLP® products, calculators, ASIC products, RISC microprocessors and royalties
(1)
The decline in Analog revenue from a year ago was due to lower high-volume analog & logic and high-performance analog revenue.   Power management revenue increased slightly.  The increase in Analog revenue from the prior quarter was due to growth in all three product categories.

(2)
The decline in Embedded Processing revenue from a year ago was due to lower revenue from catalog, communications infrastructure and automotive products.  The increase in Embedded Processing revenue from the prior quarter was primarily due to higher catalog product revenue, while automotive product revenue grew by a lesser amount and communications infrastructure product revenue was even.

(3)
Wireless revenue declined from a year ago due to lower baseband revenue.  Revenue from OMAP applications processors also declined, although by a lesser amount, while revenue from connectivity products increased.  Wireless revenue increased from the prior quarter primarily due to higher revenue from baseband products, and by a lesser amount, increased revenue from connectivity products and OMAP applications processors.

(4)
Other revenue decreased from a year ago due to declines in RISC microprocessors, DLP products, ASIC products, royalties and calculators.  Other revenue increased from the prior quarter due to a seasonal increase in calculators, as well as higher revenue from DLP products, royalties and ASIC products.  Revenue from RISC microprocessors declined from the prior quarter.

From a year ago, operating profit increased in the Analog segment primarily due to operating expense reductions, as well as higher gross profit.  Operating profit in the Embedded Processing and Other segments increased due to operating expense reductions.  Operating profit in the Wireless segment declined due to lower gross profit, which was partially offset by lower operating expenses.

Compared with the prior quarter, operating profit increased in the Analog, Embedded Processing and Other segments due to higher gross profit.  Operating profit increased in the Wireless segment primarily due to the combination of higher gross profit and lower restructuring charges.

Restructuring charges were as follows:

	3Q09	3Q08	2Q09
Analog:	$4	$--	$35
Embedded Processing:	$2	$--	$18
Wireless:	$3	$--	$23
Other:	$1	$--	$9
Total:	$10	$--	$85

3Q09 additional financial information

•	Orders were $3.11 billion, down 4 percent from a year ago but up 11 percent from the prior quarter.
•	Inventory was $1.12 billion, down $459 million from a year ago and up $53 million from the prior quarter.
•	Capital expenditures were $226 million in the quarter, an increase from $197 million in the year-ago quarter and an increase from $47 million in the prior quarter.
•	TI used $251 million in the quarter to repurchase 10.5 million shares of its common stock and paid dividends of $138 million.
•	Cash and cash equivalents plus short-term investments increased to $2.83 billion at the end of the quarter.

Outlook

For the fourth quarter of 2009, TI expects:

•	Revenue: $2.78 – 3.02 billion
•	Earnings per share: $0.42 – 0.50

The EPS estimate includes a negative impact of $0.01 per share resulting from restructuring charges.

TI will update its fourth-quarter outlook on December 8, 2009.

For the full year of 2009, TI expects approximately the following:

•	R&D expense: $1.5 billion
•	Capital expenditures: $800 million, up from the prior expectation of $300 million
•	Depreciation: $900 million
•	Annual effective tax rate: 28%, up from the prior expectation of 27%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Sept. 30, 2009	Sept. 30, 2008	June 30, 2009

Revenue	$2,880	$3,387	$2,457
Cost of revenue	1,399	1,744	1,333
Gross profit	1,481	1,643	1,124
Research and development (R&D)	368	507	369
Selling, general and administrative (SG&A)	340	390	327
Restructuring expense	10	--	85
Operating profit	763	746	343
Other income (expense) net	2	10	13
Income before income taxes	765	756	356
Provision for income taxes	227	193	96
Net income	$538	$563	$260

Earnings per common share:
Basic	$.42	$.43	$.20
Diluted	$.42	$.43	$.20

Average shares outstanding (millions):
Basic	1,255	1,304	1,267
Diluted	1,268	1,315	1,272

Cash dividends declared per share of common stock	$.11	$.10	$.11

Percentage of revenue:
Gross profit	51.4%	48.5%	45.7%
R&D	12.7%	15.0%	15.0%
SG&A	11.8%	11.5%	13.3%
Operating profit	26.5%	22.0%	14.0%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Sept. 30, 2009	Sept. 30, 2008	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$1,294	$1,715	$1,765
Short-term investments	1,533	278	792
Accounts receivable, net of allowances of ($22), ($28) and ($23)	1,435	1,774	1,244
Raw materials	89	103	81
Work in process	767	982	699
Finished goods	260	490	283
Inventories	1,116	1,575	1,063
Deferred income taxes	592	679	668
Prepaid expenses and other current assets	168	191	208
Total current assets	6,138	6,212	5,740
Property, plant and equipment at cost	6,599	7,499	6,739
Less accumulated depreciation	(3,654)	(3,982)	(3,799)
Property, plant and equipment, net	2,945	3,517	2,940
Long-term investments	627	717	632
Goodwill	926	840	926
Acquisition-related intangibles	138	99	150
Deferred income taxes	928	688	909
Capitalized software licenses, net	124	202	140
Overfunded retirement plans	20	137	20
Other assets	57	54	53
Total assets	$11,903	$12,466	$11,510

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$467	$601	$421
Accrued expenses and other liabilities	959	976	931
Income taxes payable	148	35	56
Accrued profit sharing and retirement	88	126	60
Total current liabilities	1,662	1,738	1,468
Underfunded retirement plans	464	186	502
Deferred income taxes	60	52	54
Deferred credits and other liabilities	279	396	273
Total liabilities	2,465	2,372	2,297

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Sept. 30, 2009 -- 1,739,770,537; Sept. 30, 2008 -- 1,739,717,573; June 30, 2009 -- 1,739,734,081	1,740	1,740	1,740
Paid-in capital	1,071	973	1,045
Retained earnings	21,562	21,204	21,163
Less treasury common stock at cost: Shares: Sept. 30, 2009 -- 486,897,139; Sept. 30, 2008 -- 443,292,628; June 30, 2009 -- 478,309,646	(14,257)	(13,481)	(14,061)
Accumulated other comprehensive income (loss), net of taxes	(678)	(342)	(674)
Total stockholders’ equity	9,438	10,094	9,213
Total liabilities and stockholders’ equity	$11,903	$12,466	$11,510

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2009	Sept. 30, 2008	June 30, 2009
Cash flows from operating activities:
Net income	$538	$563	$260
Adjustments to net income:
Depreciation	217	252	221
Stock-based compensation	46	53	47
Amortization of acquisition-related intangibles	12	9	12
Deferred income taxes	71	(78)	6
Increase (decrease) from changes in:
Accounts receivable	(186)	36	(116)
Inventories	(53)	76	37
Prepaid expenses and other current assets	31	50	(15)
Accounts payable and accrued expenses	54	(24)	101
Income taxes payable	94	41	(52)
Accrued profit sharing and retirement	28	25	26
Other	(18)	43	30
Net cash provided by operating activities	834	1,046	557

Cash flows from investing activities:
Additions to property, plant and equipment	(226)	(197)	(47)
Purchases of short-term investments	(879)	--	(343)
Sales and maturities of short-term investments	139	49	544
Purchases of long-term investments	--	(3)	(3)
Redemptions and sales of long term investments	16	32	43
Acquisitions, net of cash acquired	--	--	(51)
Net cash (used in) provided by investing activities	(950)	(119)	143

Cash flows from financing activities:
Dividends paid	(138)	(131)	(139)
Sales and other common stock transactions	34	30	19
Excess tax benefit from share-based payments	--	1	--
Stock repurchases	(251)	(429)	(251)
Net cash used in financing activities	(355)	(529)	(371)
Net (decrease) increase in cash and cash equivalents	(471)	398	329
Cash and cash equivalents, beginning of period	1,765	1,317	1,436
Cash and cash equivalents, end of period	$1,294	$1,715	$1,765

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

#   #   #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;

•
TI's ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI's ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI's ability to compete in products and prices in an intensely competitive industry;

•	TI's ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;

•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;

•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;

•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from our forecasts;

•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;

•	The ability of TI and its customers and suppliers to access their bank accounts and lines of credit or otherwise access the capital markets;

•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;

•	TI's ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of the Company's most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments
Texas Instruments (NYSE: TXN) helps customers solve problems and develop new electronics that make the world smarter, healthier, safer, greener and more fun.  A global semiconductor company, TI innovates through design, sales and manufacturing operations in more than 30 countries.  For more information, go to www.ti.com.

TI trademarks:
   OMAP
   DLP

Other trademarks are the property of their respective owners.